Exhibit 99.1

News Release

STREAMLINE HEALTH® adds Justin Ferayorni To its board of directors

Long-Time Shareholder Brings Years of Healthcare Industry Investment Experience

Atlanta, GA – December 11, 2019 – Streamline Health Solutions, Inc. (NASDAQ: STRM), provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises, today announced it has added Mr. Justin Ferayorni to the Company’s Board of Directors. Mr. Ferayorni, CFA, is the Founder and Chief Investment Officer of Tamarack Advisers, LP. Tamarack operates Tamarack Global Healthcare Funds, an SEC-registered hedge fund family focused on investing in healthcare-related equities.

Prior to founding Tamarack, Mr. Ferayorni served in several positions across the financial services industry focused on analyzing companies within the healthcare industry, including positions as a healthcare analyst and portfolio manager. In addition, Mr. Ferayorni was previously employed at Robertson Stephens & Co, where he worked on both corporate finance and merger and acquisition transactions. Tamarack has been a long-time investor in Streamline Health and participated in the Company’s recent equity financing.

“We are pleased to have a person with Justin’s knowledge of our industry and commitment to our Company join our Board of Directors,” stated Tee Green, Chief Executive Officer, Streamline Health. “We look forward to his insights into the strategic changes occurring in the HCIT industry and his expertise in financing and investing.”

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge – producing actionable insights that support revenue cycle optimization for healthcare enterprises. We deliver integrated solutions, technology-enabled services and analytics that empower providers to drive revenue integrity in a value-based world. We share a common calling and commitment to advance the quality of life and the quality of healthcare – for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404) 229-4242

randy.salisbury@streamlinehealth.net